UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Orthofix International N.V. (the “Company”) participated in a hearing before a NASDAQ Hearings Panel (the “Hearings Panel”) on October 2, 2014 in connection with the Company’s non-compliance with NASDAQ Listing Rule 5250(c)(1) due to the delayed filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, and the Company’s anticipated financial restatement relating to prior periods.

At the hearing, the Company requested that the Hearings Panel grant the Company through January 15, 2015 to make these filings, as well as the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (the “2014 Third Quarter Form 10-Q”), though the 2014 Third Quarter Form 10-Q was not yet due as of the hearing date under the rules of the Securities and Exchange Commission (the “SEC”).

On October 9, 2014, the Company received a decision letter from NASDAQ’s Office of General Counsel stating that the Hearings Panel had granted the Company’s request and, accordingly, the Company’s common stock would continue to trade on the NASDAQ Stock Market provided that the Company becomes current in its periodic filings with the SEC on or before January 15, 2015.

On November 19, 2014, the Company received an anticipated letter from NASDAQ noting that the 2014 Third Quarter Form 10-Q had not been filed by its due date with the SEC on November 10, 2014 and, as such, represented an additional basis for non-compliance with Listing Rule 5250(c)(1).

The Company continues to work to complete the procedures needed to file its two delayed quarterly reports, as well as the amended reports containing its restatement for prior periods. As requested by the letter from NASDAQ, the Company will be providing a written update to the Hearings Panel regarding these matters on November 25, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated November 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Chief Administrative Officer, General Counsel and Corporate Secretary

Date: November 24, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 24, 2014.